EXHIBIT (e)(17)

                                   SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Legg Mason Funds Management, Inc. ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

           SERIES                                        RATE
           ------                                        ----
ING Legg Mason Value Portfolio              0.70% on first $50 million of assets
                                            0.45% on next $50 million of assets
                                            0.40% on next $50 million of assets
                                            0.35% on next $50 million of assets
                                            0.30% on asset over $200 million

      If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

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